UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.

Southeastern Asset Management, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was sent to the Special Committee of the Board of Directors of Dell Inc. (“Dell”) on April 9, 2013:

April 9, 2013
Special Committee of the Board of Directors
Dell Inc.
One Dell Way
Round Rock, TX 78682
Attention: Alexander Mandl

RE:           Dell Inc. Proxy Statement

Dear Members of the Special Committee:

As the beneficial owner of 8.4% of Dell Inc.’s outstanding shares, we are writing today to express our views regarding the Company’s proxy statement.  It is our position that the proxy statement fails to make a case for shareholders to accept the $13.65 per share Michael Dell / Silver Lake buyout offer.  In addition, we believe that the Special Committee conducted a process that resulted in an inadequate outcome.

According to the proxy statement, Mr. Dell notified the Board of his intention to take the Company private in August 2012.  The proxy statement clearly shows that, in their review, the Special Committee and Board of Directors reached conclusions that stand in stark contrast to views held by the Board prior to August 2012.  While the Special Committee may have worked diligently and was assisted by credible and reliable professionals, even a good process – without the exercise of proper business judgment – can result in a bad transaction.

The Proxy Reveals a Robust Process Leading to an Inadequate Result

Over the last two years, under a Board authorized program, the Company has repurchased 224,000,000 shares for $3.4 billion at an average price of over $15.25 per share. The same Board that was confident with Dell buying its shares for $15.25 is now attempting to convince all shareholders that Dell’s business is in such dire straits that they should take $13.65 and exit their investments.  We believe the Board’s sudden rush to sell is triggered by one thing: Mr. Dell’s desire to buy.

Furthermore, the proxy statement and the analysis performed by the Special Committee focus disproportionately on the End User Computing (EUC) business while giving little attention to the Enterprise Storage and Services (ESS) business.  Southeastern’s in-depth analysis indicates that at the completion of the Company’s transformation to ESS, Dell’s future owners should realize valuation multiples significantly higher than those reflected in the current offer price.

It is not about the PC. It is not about the PC. It is not about the PC…

Management has repeatedly highlighted the ESS business on previous earnings calls and provided estimates that show that ESS will account for 35% of the Company’s fiscal 2014 estimated revenue and 58% of its fiscal 2014 estimated Non-GAAP operating income (OI).  Because the 58% of Dell’s 2014 estimated Non-GAAP OI  attributable to ESS is worth a much higher multiple than the 42% of Company profits tied to the EUC segment, the ESS business, Dell’s cash and Dell Financial Services (DFS) are worth far more than half of total corporate value (see Table 1).

Table 1: Business Contributions(2) (B = Billions of USD)
	Revenues			Non-GAAP OI				Value
	(FY14E)		% of	(FY14E)			% of	Range	% of
EUC(1)	$ 36	B	65%	$	$ 1.5	B	42%	$7-8 B	~18%
ESS	19	B	35%		2.0	B	58%	$20-25B	~55%
Net Cash + DFS	--		NMF		--		NMF	$11 B	~27%
(1) Includes the PC business and PC-related operations of the Support & Deployment and Software & Peripherals businesses
(2) Estimates based on numbers from Dell FY14 projections and Wall Street estimates

Yet, in all the analytical work and the voluminous proxy statement, EUC and PC are referenced hundreds of times more frequently than ESS.  This is a stark contrast to the Company’s prior emphasis on the emerging value of ESS.  Given this change in public positioning, Dell’s shareholders should question why the Board is suddenly focused on EUC, and not on ESS – which was previously believed to be the future of the business.

In addition, the Board’s approach of initially limiting the potential acquirers to private equity firms that would allow Mr. Dell to have majority ownership of the Company and remain as CEO narrowed the potential bidders materially and contributed to the Board’s approval of a transaction at a price that undervalues the Company.

In fact, within the proxy statement, virtually every justification of the $13.65 per share price is based on a premium to market at the time of the analysis.  Such an approach is misleading when it is based on a price at the low end of the trading range over the last 15 years.  Instead, any valuation analyses should have compared the $13.65 offer price to the net asset value of the Company.  Additionally, the valuation analysis should have focused on an appropriate multiple of the Company’s free cash flow per share, more than half of which is from the growing ESS business, plus the net cash on the balance sheet and the value of DFS.

The Special Committee Gave Limited Consideration to Shareholder Friendly Alternatives

In our February 8, 2013, letter to the Board, we stated that we would have been prepared to support a leveraged recapitalization and suggested it could have been done in the form of a $12 per share special dividend, a Dutch auction or another structure that would have allowed shareholders an opportunity to participate in Dell’s future.  Despite the viability of such a transaction, the proxy statement shows that the Board and Special Committee spent little time researching a leveraged recapitalization.  The lengthy proxy statement only discusses the “pros” and “cons” of a leveraged recapitalization on a handful of pages and in only a cursory manner.  The proxy statement also does not provide any real analysis or give any attention to solutions that would have either allowed shareholders to receive a large special dividend or to remain shareholders of a company with a smaller share base.  It appears that neither the Board nor the Special Committee aggressively pursued the leveraged recapitalization idea because senior management preferred a go-private transaction.

In addition, as widely reported, management spent over $13 billion on acquisitions of non-PC businesses which benefit from the very same cloud and mobility trends that are negatively impacting the PC business.  Long-term owners such as Southeastern have supported Dell in its transformation into an enterprise solutions company, but are not being given the opportunity to participate in the return on that $13 billion investment.

On January 29, 2013, Southeastern sought a meeting with the Special Committee in response to market leaks regarding a reported go-private transaction.  In that meeting, we asked the Special Committee why giving shareholders a choice, through some form of cash/stock election, would not be preferable, and in fact fairer, for those shareholders who want to participate in the Company’s upside.  Dell’s proxy statement answers that question: quoting from page 38, “Mr. Dell and Silver Lake were not interested in pursuing a transaction such as the one proposed by Southeastern in which public stockholders would retain an interest in the Company.”

The Proxy Statement Contains No Justification to Take Dell Private

The proxy statement does not contain any sound reasoning for why, at this stage in the transformation, the Company needs to be taken private. In the entire proxy statement, we found only one page (page 82) devoted to Mr. Dell’s plans for the Company following the transaction. That single page is consistent with the Company’s prior public statements, and nothing about these plans requires that the Company be private.

In fact, in an interview with ZDNet two weeks ago, John Swainson, head of Dell’s software unit, essentially confirmed that it doesn’t matter whether Dell is public or private.  He said, “the corporate structure of Dell doesn’t make a difference on how customers interact with our products or how we develop or sell them.”  We note that many companies, including IBM, were able to successfully transform their businesses as public companies. In addition, BCG, an advisor to the Special Committee stated that “many of the ‘take-private’ value levers could (in principle) be applicable to [Dell] as a public company.”

The proxy statement reveals that the Board had become increasingly frustrated with management’s execution of the transition, and rather than try to solve the problem, it chose to give Mr. Dell the opportunity to purchase the Company from shareholders at an inadequate price. Mr. Dell would not be participating in the proposed go-private transaction if he did not believe in the Company’s future upside and his ability to execute the transformation of the business.

The Special Committee Has the Power to Act in the Best Interests of All Dell Shareholders

As we noted above, we believe the proxy statement fails to make a case for shareholders to accept the $13.65 per share Michael Dell / Silver Lake buyout.  For shareholders trying to decide whether to support the transaction, the Company’s suspension of earnings guidance and extremely limited discussion of the Company’s future plans will make it difficult to make an informed choice.  In the next draft of the proxy, the Special Committee should provide sufficient detail about Mr. Dell’s future plans so that public shareholders can properly evaluate their options.

The Special Committee has obtained two preliminary alternative proposals, both of which we view as superior to the Michael Dell / Silver Lake buyout.  We view these proposals as superior primarily because each offers shareholders the opportunity to remain owners of Dell while also offering a higher cash price to owners who choose to exit their investment.

Southeastern urges the Special Committee to negotiate and evaluate these alternatives in good faith, and to recognize that offering shareholders a choice is a win / win outcome for all parties.  We call upon the Special Committee to work hard to make this possibility a reality.

Sincerely,

/s/ O. Mason Hawkins	/s/ G. Staley Cates
O. Mason Hawkins Chairman & CEO	G. Staley Cates President & CIO

 About Southeastern Asset Management, Inc.

Southeastern Asset Management, Inc. (“SEA”), headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information

SEA intends to file other documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell, as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell. Before making any voting or investment decision, investors and security holders of Dell are urged to read such other documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by SEA at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.